Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

by and between

IGNYTA, INC.

and

ACTAGENE ONCOLOGY, INC.

Dated as of May 7, 2013

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EXHIBITS & SCHEDULES

Annexes and Exhibits:

Annex A	Certain Defined Terms
Exhibit A	Certificate of Merger
Exhibit B	FIRPTA Certificate
Exhibit C	Indemnification Agreement
Exhibit D	Form of Stockholder Representation, Release and Amendment Agreement

Schedules:

Schedule 6.2(c)	Ignyta Third Party Consents
Schedule 6.3(b)	Actagene Third Party Consents

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AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is dated as of May 7, 2013 (the “Effective Date”), between IGNYTA, INC., a Delaware corporation (“Ignyta”), and ACTAGENE ONCOLOGY, INC., a Delaware corporation (“Actagene”). Each of Actagene and Ignyta is a “Party” and together, the “Parties.”

RECITALS:

WHEREAS, the respective Boards of Directors of Actagene and Ignyta have (i) approved and declared advisable this Agreement, including the merger of Actagene with and into Ignyta (the “Merger”), upon the terms and subject to the conditions set forth herein and (ii) directed that this Agreement be submitted to stockholders of Actagene and Ignyta, respectively, for approval and adoption constituting the Required Actagene Stockholder Approval and the Required Ignyta Stockholder Approval, as applicable.

WHEREAS, pursuant to the Merger, among other things, the shares of Actagene common stock, $0.0001 par value (“Actagene Common Stock”), outstanding as of the Effective Time of the Merger shall be converted into the right to receive the Merger Consideration (as defined below) upon the terms and subject to the conditions set forth herein.

WHEREAS, for federal income tax purposes, Actagene and Ignyta intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. Certain capitalized terms as used herein shall have the meanings ascribed to them as set forth on Annex A.

Section 1.2 Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other gender, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation”, (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s) and (f) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to (a) any document, instrument or agreement (including this Agreement) include (1) all exhibits, schedules and other attachments thereto, (2) all documents, instruments or agreements issued or executed in replacement thereof and (3) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (b) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect through the Closing Date. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it. All accounting terms not specifically defined herein will be construed in accordance with GAAP.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, Actagene shall be merged with and into Ignyta at the Effective Time. As a result of the Merger, the separate corporate existence of Actagene shall cease and Ignyta shall continue as the surviving corporation of the Merger (sometimes referred to herein, following the Merger, as the “Surviving Corporation”) and shall continue its corporate existence under the DGCL.

Section 2.2 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, San Diego, California, or at such other location as the Parties hereto agree, at 10:00 a.m., local time, on the first business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (other than those conditions that by their nature are satisfied at Closing, but subject to the waiver of fulfillment of those conditions) or at such other time and place as Actagene and Ignyta shall agree (the “Closing Date”). On the Closing Date and subject to the terms and conditions hereof, the Parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as a properly executed copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (such time being referred to as the “Effective Time”).

Section 2.3 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all properties, rights, immunities, privileges, powers and franchises of Actagene shall vest in the Surviving Corporation, and all debts, liabilities and duties of Actagene shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation; Bylaws.

(a) At and following the Effective Time, the Restated Ignyta Certificate attached to the Certificate of Merger filed with the Secretary of State of the State of Delaware shall be the Certificate of Incorporation of the Surviving Corporation until thereafter duly amended.

(b) At and following the Effective Time, the bylaws of Ignyta, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter duly amended.

Section 2.5 Directors and Officers.

(a) The sole director of Ignyta immediately prior to the Effective Time shall be the sole director of the Surviving Corporation, until the earlier of his resignation or removal or until his successor is duly elected and qualified, as the case may be.

(b) The officers of Ignyta immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be; provided, however, that Patrick O’Connor shall be appointed as the Chief Scientific Officer and SVP Head of Research of the Surviving Corporation as of the Effective Time.

Section 2.6 Effect on Capital Stock; Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Actagene or the stockholders of Actagene, each share of Actagene Common Stock outstanding immediately prior to the Effective Time shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive a portion of the merger consideration (the “Merger Consideration”) as follows:

(a) Actagene Common Stock. Each share of Actagene Common Stock outstanding at the Effective Time (other than fractional shares to be cancelled in accordance with Section 2.6(c) and other than Dissenting Actagene Shares, as hereinafter defined) will be cancelled and exchanged into an amount of shares of Ignyta Common Stock equal to the Exchange Ratio. The “Exchange Ratio” shall be determined by dividing (i) 4,750,000 (the number of shares of Ignyta Common Stock to be issued to Actagene stockholders in the Merger) by (ii) the number of shares of Actagene Common Stock issued and outstanding immediately prior to the Effective Time. Upon conversion, the former holders of the Actagene Common Stock will have the rights, preferences and privileges attached to the Ignyta Common Stock in place of the rights, preferences and privileges of the Actagene Common Stock. These rights will be the same rights held by the holders (as constituted prior to the Effective Time) of Ignyta Common Stock as set forth in the Restated Ignyta Certificate and existing Bylaws of Ignyta. Upon surrender of the Certificates in accordance with Section 2.7 hereof, the Merger Consideration shall be issued to the approving holders of Actagene Common Stock in accordance with this Section 2.6.

(b) Assumption of Restricted Stock Purchase Agreements. Each share of Ignyta Common Stock issued to a holder of Actagene Common Stock at the Effective Time will have, and be subject to, the same terms and conditions set forth in the applicable Restricted Stock Purchase Agreement for such holder immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and after the waiver of any acceleration of vesting or other benefit upon a change of control that may (absent such waiver) be triggered by this Agreement or the consummation of the Merger such that, following the Merger, the shares of Ignyta Common Stock that are issued to holders of Actagene Common Stock shall be subject to the same vesting conditions and other restrictions that were in effect for any such holder with respect to such holder’s ownership of Actagene Common Stock immediately prior to the Merger). Prior to the Effective Time, Actagene shall cause the amendment of the Restricted Stock Purchase Agreements to provide for their assumption by Ignyta at the Effective Time as set forth in this Section 2.6(b) pursuant to the Stockholder Agreements.

(c) Cancellation of Treasury Stock and Ignyta-Owned Stock. Each share of Actagene Common Stock held in the treasury of Actagene, if any, and any shares of Actagene Common Stock owned by Ignyta immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(d) No Fractional Shares. In lieu of fractional shares that would otherwise be issued under this Agreement, holders of shares of Actagene Common Stock that would have been entitled to receive a fractional share shall receive such whole number of shares of Ignyta Common Stock as is equal to the precise number of shares of Ignyta Common Stock to which such Person would be entitled, rounded down to the nearest whole number.

Section 2.7 Surrender of Certificates.

(a) Exchange Procedures. At and following the Closing, the holders of Actagene Common Stock shall have the right to surrender their Actagene Common Stock to Ignyta in return for the Merger Consideration to which they are entitled as a result of the Merger. Ignyta will deliver certificates of Ignyta Common Stock to the holders of Actagene Common Stock who surrender their Actagene Common Stock certificates (the “Certificates”) at or promptly following the Closing. For those Actagene stockholders that do not surrender their Certificates at Closing, promptly after the Effective Time, Ignyta shall cause to be mailed to each holder of record of a Certificate or Certificates whose shares were converted into the right to receive a portion of the Merger Consideration pursuant to Section 2.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by Ignyta, and shall be in such form and have such other provisions as Ignyta may reasonably specify); (ii) such other customary documents as may be reasonably required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of the Certificates in exchange for a portion of the Merger Consideration. Upon surrender of a Certificate for cancellation to Ignyta, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor such holder’s applicable portion of the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Actagene Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive a portion of the Merger Consideration into which the Actagene Common Stock evidenced by such Certificate has been converted.

(b) Transfers of Ownership. The Merger Consideration delivered upon the surrender for exchange of Actagene Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Actagene Common Stock. At the Effective Time, the stock transfer books of Actagene shall be closed, and there shall thereafter be no further registration of transfers of Actagene Common Stock on the records of Actagene. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled in exchange for the right to receive the Merger Consideration as provided in this Article II.

(c) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, Ignyta shall pay to the record holder of such Certificate the Merger Consideration into which the shares of Actagene Common Stock formerly represented by such Certificate have been converted pursuant to Section 2.6, upon the making of an affidavit of that fact by such record holder; provided, however, that Ignyta may, in its discretion and as a condition precedent to the payment of such consideration, require such record holder to deliver a bond in such sums as Ignyta may reasonably direct as indemnity against any claim that may be made against Ignyta with respect to such Certificate.

Section 2.8 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Actagene capital stock that are outstanding immediately prior to the Effective Time held by a Person who shall not have voted to adopt this Agreement and who properly exercises and perfects appraisal rights for such shares in accordance with Section 262 of the DGCL or Section 1300(b) of the CGCL, as applicable (“Dissenting Actagene Shares”), at or after the Effective Time shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.6 unless and until such holder of Dissenting Actagene Shares fails to perfect or withdraws or otherwise loses his rights to appraisal and payment under the DGCL or CGCL, as applicable, but shall be entitled only to such rights as are granted by the CGCL or the DGCL, as the case may be, to Dissenting Actagene Shares. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Actagene Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration in accordance with Section 2.6 without interest. Non-dissenting stockholders shall not be entitled to any portion of the Merger Consideration otherwise payable with respect to any Dissenting Actagene Shares.

(b) Actagene shall give Ignyta (i) reasonably prompt notice of any written demand received by Actagene prior to the Effective Time for appraisal of any shares of Actagene capital stock pursuant to the DGCL or CGCL, as applicable, any withdrawal of any such demand and any other demand, notice or instrument delivered to Actagene prior to the Effective Time pursuant to the DGCL or CGCL, as applicable, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Actagene shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Ignyta shall have consented in writing to such payment or settlement offer (which consent shall not be unreasonably withheld).

(c) Ignyta shall give Actagene (i) reasonably prompt notice of any written demand received by Ignyta prior to the Effective Time for appraisal of any shares of Ignyta capital stock pursuant to the DGCL or CGCL, as applicable, any withdrawal of any such demand and any other demand, notice or instrument delivered to Ignyta prior to the Effective Time pursuant to the DGCL or CGCL, as applicable, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Ignyta shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Actagene shall have consented in writing to such payment or settlement offer (which consent shall not be unreasonably withheld).

Section 2.9 Further Assurances. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Merging Corporations, or (b) to otherwise carry out the purposes of this Agreement, Actagene or the Surviving Corporation, as applicable, and their respective proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Merging Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merging Corporation or any such stockholder, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Merging Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACTAGENE

Actagene represents and warrants to Ignyta that the statements contained in this Article III are current and complete, except as set forth in the Actagene Schedule of Exceptions, which Actagene Schedule of Exceptions shall specifically identify the section of this Agreement for which each exception is taken. Any matter disclosed in any section of the Actagene Schedule of Exceptions shall be considered disclosed for other sections of the Actagene Schedule of Exceptions, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of the Actagene Schedule of Exceptions in light of the disclosure made in such section.

Section 3.1 Organization, Power and Standing. Actagene is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Section 3.1 of the Actagene Schedule of Exceptions sets forth all jurisdictions in which Actagene is qualified to do business as a foreign corporation. Actagene is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.

Section 3.2 Capital Structure of Actagene. The authorized capital stock of Actagene consists of Seven Million (7,000,000) shares of Actagene Common Stock, of which Five Million Seven Hundred Thousand (5,700,000) are issued and outstanding. There are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Actagene of any shares of its capital stock.

Section 3.3 Valid Issuance; Merger. The outstanding shares of Actagene Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all applicable state and federal Laws concerning the issuance of securities.

Section 3.4 Subsidiaries. Actagene does not, and has never, owned or controlled, directly or indirectly, any interest in any other corporation, association, or other business entity. Actagene is not a participant in any joint venture, partnership, or similar arrangement.

Section 3.5 Authority. Except as set forth in Section 3.5 of the Actagene Schedule of Exceptions, Actagene has all requisite corporate power and authority to (i) enter into this Agreement and to consummate the transactions contemplated hereby, (ii) own and operate its properties and assets and (iii) carry on its business as presently conducted and as presently proposed to be conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Actagene. The Board of Directors of Actagene has approved this Agreement, the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Actagene and constitutes the valid and binding obligation of Actagene enforceable against Actagene in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Actagene does not, and the consummation of the transactions contemplated hereby will not, individually or in the aggregate, (x) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (a) any provision of the Certificate of Incorporation or Bylaws of Actagene, as amended; or (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license or Law applicable to Actagene or any of its properties or assets, in the case of clause (b), except for such conflicts, violations, defaults, rights of termination, cancellation or acceleration as could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Actagene or (y) give rise to any employee severance or similar benefits or trigger the acceleration of any equity awards (or constitute the initial “trigger” in any “double” trigger equity awards or severance obligations).

Section 3.6 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Actagene in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger as provided in Section 2.2; and (b) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the securities Laws of any foreign country.

Section 3.7 Litigation. There is no action, suit, proceeding or investigation pending, or to Actagene’s Knowledge, currently threatened against Actagene. The foregoing includes, without limitation, actions pending or, to Actagene’s Knowledge, threatened against Actagene, involving the prior employment of any of Actagene’s employees, their use in connection with Actagene’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Actagene is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would reasonably be expected to result in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon or incurred by Actagene that would have a Material Adverse Effect on Actagene. There is no action, suit, proceeding or investigation by Actagene currently pending or that Actagene intends to initiate.

Section 3.8 Proprietary Information Agreements. Each employee of Actagene has executed Actagene’s standard form of Employee Proprietary Information and Inventions Agreement. Each consultant of Actagene has executed Actagene’s standard form of Consulting Agreement, in the form previously provided to Ignyta’s legal counsel for this transaction. Actagene is not aware that any such employee or consultant is in violation thereof.

Section 3.9 Patents and Trademarks. Actagene has full title and ownership of, or has been granted valid rights to use, all Technology and other materials used in its business, as now conducted, and the lack of which (or the lack of authorization, license, right, title or ownership thereof) would reasonably be expected to have a Material Adverse Effect on Actagene. To its Knowledge, (but without having conducted any special investigation or patent search), the conduct of Actagene’s business as currently conducted, including the use or exploitation of any Technology and any Intellectual Property Rights associated therewith, does not conflict with, infringe or misappropriate any valid Intellectual Property Rights of others and Actagene has not received any written notice from any Person alleging any such conflict, infringement or misappropriation with or of the Intellectual Property Rights of others. Except as set forth in Section 3.9 of the Actagene Schedule of Exceptions, Actagene is not bound by or a party to any options, licenses or similar agreements with respect to Intellectual Property Rights owned by Actagene or of any other Person or entity other than such licenses or agreements arising from the purchase or license of “off the shelf” or standard products in the ordinary course of business. Actagene currently has no issued patents. To its Knowledge, Actagene owns or has the right to use the Intellectual Property Rights that Actagene is using in connection with the current conduct of its business, free and clear of any rights, liens, encumbrances or claims of others. To Actagene’s Knowledge, no third party is infringing or misappropriating any Intellectual Property Rights of Actagene. Actagene is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with their duties to Actagene or that would materially conflict with Actagene’s business. Actagene does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by Actagene, except for inventions that have been assigned or licensed to Actagene as of the date hereof.

Section 3.10 Compliance with Other Instruments. Except as set forth in Section 3.10 of the Actagene Schedule of Exceptions, Actagene is not in violation of any provision of its Certificate of Incorporation or its Bylaws nor, to its Knowledge, of any instrument, Law or contract (oral or written) to which Actagene is subject. The execution, delivery and performance of this Agreement, the Merger and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision or an event that results in the creation of any lien, charge or encumbrance upon any assets of Actagene or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to Actagene, its business or operations or any of its assets or properties, except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Actagene.

Section 3.11 Agreements; Action.

Except as set forth in Section 3.11 in the Actagene Schedule of Exceptions:

(a) Except as contemplated hereby and except for salary, bonus and benefits generally available to all employees paid to or stock option or stock purchase agreements with officers or employees of Actagene which have been approved by the Board of Directors, there are no material agreements, understandings or proposed transactions between Actagene and any of its officers, directors, affiliates or any affiliate thereof.

(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Actagene is a party or by which it is bound that may (i) involve obligations (contingent or otherwise) of, or payments to Actagene, in excess of $15,000, other than obligations of, or payments to, Actagene arising from purchase or sale agreements entered into in the ordinary course of business, (ii) involve the transfer or license of any material patent, copyright, trade secret or other proprietary right to or from Actagene, other than licenses arising from the purchase of “off the shelf” or other standard products, or (iii) restrict Actagene’s ability to market or sell any of its products (territorial or otherwise).

(c) Actagene has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $15,000 or, in the case of indebtedness and/or liabilities individually less than $15,000, in excess of $25,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person or entity (including Persons or entities Actagene has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(e) To Actagene’s Knowledge, each agreement set forth on the Actagene Schedule of Exceptions pursuant to this Section 3.11 (each a “Material Agreement”) is in full force and effect and no other party to such Material Agreement is in material default or breach thereunder.

Section 3.12 Related-Party Transactions. Except as set forth in Section 3.12 of the Actagene Schedule of Exceptions, no employee, officer or director of Actagene or member of his or her immediate family is indebted to Actagene, nor is Actagene indebted (or committed to make loans or extend or guarantee credit) to any of them, other than for accrued salaries, reimbursable expenses or other benefits generally available to all employees in the ordinary course of Actagene’s business. Except as set forth in Section 3.12 of the Actagene Schedule of Exceptions, to Actagene’s Knowledge, none of such Persons has any direct or indirect ownership interest in any firm or corporation with which Actagene is affiliated, except that employees, officers or directors of Actagene and members of their immediate families may own stock in publicly traded companies that may compete with Actagene, provided such ownership does not exceed five percent (5%) of the outstanding voting stock of each such publicly traded company. To Actagene’s Knowledge, no member of the immediate family of any officer or director of Actagene is directly or indirectly interested in any material contract with Actagene.

Section 3.13 Financial Statements. Actagene has made available to Ignyta its unaudited financial statements as of April 30, 2013 (the “Actagene Financial Statements”). To Actagene’s Knowledge, the Actagene Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and with each other, except that the Actagene Financial Statements do not contain all statements and footnotes required by generally accepted accounting principles. The Actagene Financial Statements are in accordance with the books and records of Actagene, are true, correct and complete in all material respects, and fairly present the financial condition and operating results of Actagene as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Actagene Financial Statements, Actagene has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business since April 30, 2013 and (ii) obligations under contracts and commitments incurred in the ordinary course of business. To Actagene’s Knowledge, since April 30, 2013, there has not been any change in the assets, liabilities, financial condition or operating results of Actagene from that reflected in the Actagene Financial Statements, except changes in the ordinary course of business that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.14 Permits. Actagene has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it. To Actagene’s Knowledge, Actagene is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

Section 3.15 Disclosure. Actagene has provided Ignyta with all material information that Ignyta has specifically requested in writing in connection with Ignyta’s due diligence investigation of Actagene. Neither this Agreement nor any related agreements (including all the exhibits and schedules hereto and thereto) nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

Section 3.16 Registration Rights. Actagene has not granted or agreed to grant any registration rights, including piggyback rights, to any Person or entity.

Section 3.17 Corporate Documents; Minute Books. The Existing Actagene Certificate and Bylaws of Actagene are in the form previously provided to counsel for Ignyta. The minute books of

Actagene provided to Ignyta contain all actions of directors and stockholders since the time of incorporation and the transactions referred to in such minutes and consents are accurate in all material respects.

Section 3.18 Title to Property and Assets. The property and assets Actagene owns are owned by Actagene free and clear of all mortgages, liens, loans and encumbrances, except (i) as reflected in the Actagene Financial Statements, (ii) for statutory liens for the payment of Taxes that are not yet required to have been paid, and (iii) for liens, encumbrances and security interests and minor defects in title, none of which, individually or in the aggregate, would reasonably be expected to be material to Actagene or its ownership or use of such property or assets. With respect to the property and assets it leases, Actagene is in material compliance with such leases and, to its Knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (i) through (iii).

Section 3.19 Employee Benefit Plans. Except as set forth in Section 3.19 of the Actagene Schedule of Exceptions, Actagene does not have any Employee Plans.

Section 3.20 Labor Agreements and Actions. Actagene is not bound by or subject to any written contract, commitment or arrangement with any labor union, and no labor union has requested or, to Actagene’s Knowledge, has sought to represent any of the employees, representatives or agents of Actagene. There is no strike or other labor dispute involving Actagene pending, or to Actagene’s Knowledge, threatened, nor is Actagene aware of any labor organization activity involving its employees. Actagene is not aware that any officer or employee, or that any group of employees, intends to terminate their employment with Actagene, nor does Actagene have a present intention to terminate the employment of any of the foregoing. To Actagene’s Knowledge, no employee of Actagene, nor any consultant with whom Actagene has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Actagene because of the nature of the business being conducted by Actagene; and to Actagene’s Knowledge, the continued employment by Actagene of its present employees, and the performance of Actagene’s contracts with its independent contractors, will not result in any such violation. Actagene has not received any written notice alleging that any such violation has occurred. Except as set forth in Section 3.20 of the Actagene Schedule of Exceptions, the employment of each officer and employee of Actagene is terminable at the will of Actagene, and no employee of Actagene has been granted the right to any material compensation following termination of employment with Actagene. Except as set forth in Section 3.20 of the Actagene Schedule of Exceptions, Actagene is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

Section 3.21 Tax Matters.

(a) Actagene has filed (or has had filed on its behalf) all Tax Returns it is required to have filed. All such Tax Returns are correct and complete in all material respects. All Taxes required to have been paid by Actagene (whether or not shown on any Tax Return, and whether or not disputed) have been paid or are reflected as a liability in the Actagene Financial Statements. There are no liens on any of the assets of Actagene that arose in connection with any failure (or alleged failure) timely to pay any Tax. No claim has ever been made by a Taxing Authority in a jurisdiction where Actagene does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Actagene has not commenced activities in any jurisdiction which will result in an initial filing of any Tax Return with respect to Taxes imposed by a Taxing Authority that it had not previously been required to file in the immediately preceding taxable period.

(b) There is no audit or other proceeding presently pending or threatened in writing (or otherwise to the Knowledge of Actagene) with regard to any Tax liability, Tax Return, or obligation to file Tax Returns of or relating to Actagene.

(c) Neither Actagene nor any Person on behalf of Actagene has waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any Tax for which Actagene may be held liable.

(d) Actagene (i) is not and has not been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) or similar group of entities required to file Tax Returns on a consolidated, combined, unitary or similar basis, and (ii) does not have and has not had a relationship to any other Person which would cause it to be liable for the Tax liabilities of such other Person, including, without limitation, Taxes payable by reason of contract, assumption, transferee liability, operation of Law, or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law).

(e) Within the meaning of Section 280G of the Code and without regard to Sections 280G(b)(4)(A) and 280G(b)(5), Actagene has not made any payments, is not obligated to make any payments, and is not a party to any contract, agreement, plan or arrangement requiring it to make payments to any Person that would be a parachute payment as a result of any event connected with the Merger or any other transaction contemplated by this Agreement, and Actagene is not a party to any contract or agreement that will have continuing effect after the Closing Date that under certain circumstances could require any payment (or be deemed to give rise to any payment) that would be a parachute payment.

(f) Actagene is not a party to any arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code.

(g) To Actagene’s Knowledge, all individuals who have purchased unvested shares of Actagene Common Stock have timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state tax laws.

(h) Neither Actagene nor any of its stockholders have taken any action or has Knowledge of any existing facts or circumstances that could, either alone or in combination with other events occurring on or before the Closing Date, cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.22 Insurance. Actagene has no fire and casualty insurance policies.

Section 3.23 Information Statement. The information provided by Actagene to be included in a combined information statement between Actagene and Ignyta (the “Information Statement”) to be delivered to stockholders of Actagene and Ignyta (i) will not contain any untrue statement of material fact, or (ii) will not omit to state any material fact necessary in order to make the information contained in the Information Statement (in light of the circumstances under which the information was provided) not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF IGNYTA

Ignyta represents and warrants to Actagene that the statements contained in this Article IV are current and complete.

Section 4.1 Organization, Power and Standing. Ignyta is a corporation duly organized and validly existing under the Laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Ignyta will be in good standing with the State of Delaware on the Closing date. No receiver has been appointed of the whole or any part of the assets or undertakings of Ignyta, no administrative order has been made (and no petition therefor has been presented) in relation to Ignyta, no proposal for a voluntary arrangement between Ignyta and any of their creditors has been made or is contemplated by Ignyta and no petition has been presented, no order has been made and no resolution has been passed for the dissolution or winding up of Ignyta. Ignyta is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Ignyta.

Section 4.2 Capital Structure of Ignyta. The authorized capital stock of Ignyta consists of (i) Fourteen Million (14,000,000) shares of Ignyta Common Stock, of which One Million Nine Hundred Sixty Thousand (1,960,000) are issued and outstanding; (ii) Nine Million Five Hundred Thousand (9,500,000) Shares of Ignyta Preferred Stock, of which Two Million Five Hundred Thousand (2,500,000) have been designated as Series A Preferred Stock (“Ignyta Series A Preferred Stock”), all of which are issued and outstanding, and Seven Million (7,000,000) have been designated as Series B Preferred Stock (“Ignyta Series B Preferred Stock”), Five Million Five Hundred Five Thousand (5,505,000) of which are issued and outstanding. Except for the (a) options to purchase Eight Hundred Seventy Seven Thousand One Hundred Twenty Five (877,125) shares of Ignyta Common Stock granted under Ignyta’s 2011 Stock Option Plan, (b) warrants to purchase Fifty Thousand (50,000) shares of Ignyta Series B Preferred Stock and (c) an obligation to issue an additional warrant to purchase Twenty Five Thousand (25,000) shares of Ignyta Series B Preferred Stock upon the drawdown of a certain credit facility, there are not currently outstanding any rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Ignyta of any shares of its capital stock.

Section 4.3 Valid Issuance. The outstanding shares of Ignyta Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all applicable state and federal Laws concerning the issuance of securities. The shares of Ignyta Common Stock issuable in connection with the Merger have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued fully paid, nonassessable and are free from preemptive rights.

Section 4.4 Authority. Ignyta has all requisite corporate power and authority to (i) enter into this Agreement and to consummate the transactions contemplated hereby, (ii) own and operate its properties and assets and (iii) carry on its businesses as presently conducted and as presently proposed to be conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Ignyta. The Board of Directors of Ignyta has approved this Agreement, the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Ignyta and constitutes the valid and binding obligation of Ignyta enforceable against Ignyta in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and subject to general principles of equity. The execution and delivery of this Agreement by Ignyta does not, and the consummation of the transactions contemplated hereby will not individually or in the aggregate, (x) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (a) any provision of the Certificate of Incorporation or Bylaws of Ignyta, as amended; or (b) except as set forth on Schedule 6.2(c), any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license or Law applicable to Ignyta or any of its properties or assets, in the case of clause (b), except for such conflicts, violations, defaults, rights of termination, cancellation or acceleration as could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Ignyta or (y) give rise to any employee severance or similar benefits or trigger the acceleration of any equity awards (or constitute the initial “trigger” in any “double” trigger equity awards or severance obligations).

Section 4.5 Disclosure. Ignyta has provided Actagene with all material information that Actagene has specifically requested in writing in connection with Actagene’s due diligence investigation of Ignyta. Neither this Agreement nor any related agreements (including all the exhibits and schedules hereto and thereto) nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

Section 4.6 Information Statement. The information provided by Ignyta to be included in the Information Statement to be delivered to stockholders of Actagene and Ignyta (i) will not contain any untrue statement of material fact, or (ii) will not omit to state any material fact necessary in order to make the information contained in the Information Statement (in light of the circumstances under which the information was provided) not misleading.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by Actagene Pending the Closing. Except for matters set forth in Section 5.1 of the Actagene Schedule of Exceptions or otherwise contemplated by this Agreement (or as required by any applicable foreign or domestic Law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree, treaty, convention, compact, protocol or arbitration award or finding (“Law”)), from the date of this Agreement to the Effective Time, Actagene shall (i) conduct its business in the ordinary course of business consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers, key employees and key independent contractors, and preserve the goodwill and business relationships with customers, suppliers, licensors, licensees and others having business relationships with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.1 of the Actagene Schedule of Exceptions or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, Actagene shall not (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Actagene) do any of the following without the prior written consent of Ignyta, which consent shall not be unreasonably withheld or delayed:

(a) (i) amend or propose to amend Actagene’s Certificate of Incorporation or bylaws or similar governing documents, (ii) split, combine or reclassify their outstanding capital stock or issue or authorize the issuance of any other security in respect or, in lieu of, or in substitution for, shares of its capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, (iv) merge or consolidate with any Person, or (v) enter into any agreement with respect to the voting of its capital stock or other securities held by Actagene;

(b) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except with respect to exercises or conversion of currently outstanding options, warrants or convertible securities;

(c) (i) issue any debt securities, incur, guarantee or otherwise become contingently liable with respect to any indebtedness for borrowed money, or enter into any arrangement having the economic effect of any of the foregoing (other than in connection with accounts payable in the ordinary course of business consistent with past practice), (ii) make any loans, advances or capital contributions to, or investments in, any Person (other than in the ordinary course of business consistent with past practice), (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the repurchase of shares from employees in connection with termination of employment contracts, (iv) make any material acquisition of any assets or businesses (including by merger, consolidation, acquisition of stock or assets, in-bound license transactions or otherwise), or (v) sell, pledge, assign, dispose of, transfer, lease, license, abandon, fail to maintain or materially encumber securitize or materially encumber any businesses or assets that are material to Actagene (including any material Actagene owned Intellectual Property or material Actagene licensed Intellectual Property);

(d) (i) accelerate, amend or change the period of exercisability or vesting of options, restricted stock or similar awards under any Actagene stock plan, or (ii) authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date hereof; or

(e) agree, authorize or otherwise to take any of the foregoing actions.

Section 5.2 No Solicitation by Actagene. Actagene will not, and will not authorize or permit any officer, director, employee, consultant, contractor, investment banker, attorney, accountant or other advisor or representative to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Actagene agrees that it shall notify Ignyta of any Acquisition Proposal (including the material terms and conditions thereof and the identity of the Person making it) as promptly as practicable after its receipt thereof, and shall thereafter inform Ignyta as soon as reasonably practicable after its receipt of any subsequent communications from or to the Person that made the Acquisition Proposal, including any material changes to the terms and conditions of such Acquisition Proposal. Actagene shall take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.2 of the obligations undertaken in this Section 5.2. “Acquisition Proposal” means an offer or proposal regarding any of the following (other than the Merger) involving Actagene: (a) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (b) any sale of shares of capital stock of Actagene; (c) any sale, lease exchange, mortgage, pledge, transfer or other disposition of all or a material portion of the assets of Actagene in a single transaction or series of related transactions; (d) any tender offer or exchange offer for twenty percent (20%) or more of the outstanding capital stock of Actagene or the filing of a registration statement under the Securities Act in connection therewith; or (e) any public announcement of a proposal plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Section 5.3 Access to Information. Actagene, on the one hand, and Ignyta, on the other hand, shall each afford to the other and its representatives reasonable access during normal business hours upon reasonable notice throughout the period prior to the Effective Time to their respective officers, employees, representatives, properties, books, contracts, commitments, files and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel as the other Party shall reasonably request.

Section 5.4 Expenses and Fees. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses in the event the Merger is not consummated. In the event the Merger is consummated, the Surviving Corporation will pay costs and expenses incurred by Actagene and Ignyta in connection with this Agreement and the transactions contemplated hereby.

Section 5.5 Agreement to Cooperate.

(a) Ignyta and Actagene shall each use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things reasonably necessary and proper under applicable Law to consummate and make effective the transactions contemplated hereby as promptly as reasonably practicable, (ii) obtain from any Governmental Body or any other third Person any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Ignyta or Actagene in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) as promptly as reasonably practicable, make all reasonably necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under any other applicable federal or state securities Laws and any other applicable Law. Ignyta and Actagene shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Actagene and Ignyta shall use their commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b) Each of Actagene and Ignyta shall give any notices to third Persons, and use their commercially reasonable efforts to obtain any third Person consents, that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Actagene Schedule of Exceptions, or (iii) required to prevent an Actagene Material Adverse Effect or an Ignyta Material Adverse Effect from occurring prior to or after the Effective Time. If any Party shall fail to obtain any consent from a third Person described in this Section 5.5(b), such Party will use its commercially reasonable efforts, and will take any such commercially reasonable actions requested by the other Party hereto, to limit the adverse affect upon Ignyta and Actagene and their respective businesses resulting, or that could reasonably be expected to result after the consummation of the Merger or the Effective Time, from the failure to obtain such consent.

(c) Actagene and Ignyta shall promptly (and, in any event, within two (2) business days) advise the other orally and in writing of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have an Actagene Material Adverse Effect or an Ignyta Material Adverse Effect, respectively. Ignyta shall give prompt notice to Actagene, and Actagene shall give prompt notice to Ignyta, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. No such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement; provided, however, that the recipient of such notice shall, within a five (5) day period following the receipt of such notice, use its commercially reasonable efforts to engage in good faith discussions with the notifying Party regarding such notification and the facts and circumstances set forth therein.

Section 5.6 Reorganization.

(a) Each of Actagene and Ignyta shall use its commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Actagene nor Ignyta shall take, or agree to take, any action that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. Unless required by Law, the Parties will not take any Tax reporting position inconsistent with the characterization of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

(b) Ignyta or other members of Ignyta’s “qualified group” (within the meaning of Treasury Regulations Section 1.368-1(d)) shall either continue the historic business of Actagene or use a significant portion of Actagene’s historic business assets in a business, both within the meaning of Treasury Regulation Section 1.368-1(d).

Section 5.7 Control of Other Party’s Business. Nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the operations of any other Party prior to the consummation of the Merger. Prior to the consummation of the Merger each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.8 Public Disclosure. Unless otherwise contemplated or permitted by this Agreement, Actagene and Ignyta shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed).

Section 5.9 Blue Sky Laws. Ignyta shall take such steps as may be necessary to comply with the securities and blue sky Laws of all jurisdictions applicable to the issuance of the Ignyta Common Stock in connection with the Merger. Actagene shall use its commercially reasonable efforts to assist Ignyta to comply with the securities and blue sky Laws of all jurisdictions applicable to the issuance of Ignyta Common Stock in connection with the Merger.

Section 5.10 Information Statement. Immediately following the execution of this Agreement, Ignyta and Actagene shall (i) deliver the Information Statement to the stockholders of Ignyta and Actagene for the purpose of soliciting written consents approving the principal terms of the Merger and the other transactions contemplated by this Agreement and (ii) use all commercially reasonable efforts to obtain written consents from their respective stockholders, including without limitation the Required Actagene Stockholder Approval and the Required Ignyta Stockholder Approval.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the Parties hereto:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which could reasonably be expected to have a Material Adverse Effect on Actagene or Ignyta, either individually or combined with the Surviving Corporation after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(b) Governmental Approval. Actagene and Ignyta shall have timely obtained from each Governmental Body all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including, such approvals, waivers and consents under the Securities Act and under state blue sky Laws, other than (i) such consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings that are not required to be obtained prior to the Closing, (ii) such filings as are required pursuant to applicable federal and state securities Laws and blue sky Laws, which filings will be effected within the required statutory period, and (iii) filings and approvals if the failure to make such filing or obtain such approval, waiver or consent could not reasonably be expected to have a Material Adverse Effect on Ignyta after the Effective Time.

(c) Stockholder Approval. Each of the Required Actagene Stockholder Approval and the Required Ignyta Stockholder Approval shall have been obtained.

(d) Dissenting Ignyta Shares. The sum of the number of shares of Ignyta capital stock that are Dissenting Ignyta Shares shall not exceed five percent (5%) of the number of shares of Ignyta capital stock outstanding immediately prior to the Effective Time.

(e) Indemnification Agreement. Ignyta and the Principal Actagene Stockholders shall have entered into the indemnification agreement in substantially the form attached hereto as Exhibit C (the “Indemnification Agreement”).

Section 6.2 Additional Conditions to the Obligations of Actagene. The obligations of Actagene to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Actagene:

(a) Performance of Obligations; Representations and Warranties. Ignyta shall have performed, and complied in all material respects with, each of its covenants, obligations and conditions contained in this Agreement required to be performed and complied with on or prior to the Effective Time, each of the representations and warranties of Ignyta contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties that address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties that address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Actagene shall have received a certificate signed on behalf of Ignyta by an authorized officer to such effect.

(b) Third Party Consents. All consents or approvals required to be obtained by Ignyta in connection with the Merger and the other transactions contemplated by this Agreement as set forth on Schedule 6.2(b) shall have been obtained and shall be in full force and effect.

(c) No Material Adverse Change. There shall not have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations of Ignyta, taken as a whole, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Ignyta.

(d) Restated Ignyta Certificate. As of the Effective Time, the Restated Ignyta Certificate shall have been filed with the Secretary of State of the State of Delaware as a result of the filing of the Certificate of Merger such that the number of authorized Ignyta Common Stock shall have been increased by 5,000,000 shares.

Section 6.3 Additional Conditions to the Obligations of Ignyta. The obligations of Ignyta to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Ignyta:

(a) Performance of Obligations; Representations and Warranties. Actagene shall have performed, and complied in all material respects with, each of its covenants, obligations and conditions contained in this Agreement required to be performed and complied with on or prior to the Effective Time, each of the representations and warranties of Actagene contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties that address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties that address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Ignyta shall have received a certificate signed on behalf of Actagene by an authorized officer to such effect.

(b) Third Party Consents. All consents or approvals required to be obtained by Actagene in connection with the Merger and the other transactions contemplated by this Agreement as set forth on Schedule 6.3(b) shall have been obtained and shall be in full force and effect.

(c) No Material Adverse Change. There shall not have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations of Actagene, taken as a whole, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Actagene.

(d) FIRPTA Certificate. Actagene shall have delivered to Ignyta a properly executed Foreign Investment and Real Property Tax Act of 1980 (“FIRPTA”) notification letter, which states that shares of Actagene’s capital stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Ignyta’s obligations under Treasury Regulations Section 1.1445-2(c)(3), and a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), along with written authorization for Ignyta to deliver such notice form to the Internal Revenue Service, substantially in the form attached hereto as Exhibit B (the “FIRPTA Certificate”).

(e) Stockholder Agreements. Each holder of Actagene Common Stock shall have executed and delivered to Ignyta a stockholder representation, release and amendment agreement in substantially the form attached hereto as Exhibit D (the “Stockholder Agreements”).

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification by the Principal Actagene Stockholders. Subject to the terms of the Indemnification Agreement, the Principal Actagene Stockholders shall, on a several, not joint basis, indemnify and hold harmless Ignyta against and in respect of any claims, damages, losses, costs, expenses (including reasonable legal fees and expenses) and liabilities, (collectively, “Losses”) incurred or suffered by it caused by any (i) inaccuracy or breach of any representation or warranty of Actagene contained in this Agreement as of the Effective Date or (ii) nonfulfillment by Actagene of any of its covenants or agreements pursuant to this Agreement. The rights of Ignyta to indemnification under this Section 7.1 shall be satisfied solely through the pro-rata (in proportion to their relative ownership amounts of Actagene stock) surrender of shares of Ignyta Common Stock by the Principal Actagene Stockholders following the exercise by Ignyta of its repurchase rights as set forth in the Indemnification Agreement (subject to the limitations set forth herein and therein). All indemnification requests of Ignyta hereunder shall be made solely by Ignyta.

Section 7.2 Survival. No representations, warranties, covenants or agreements contained in this Agreement shall survive beyond the Effective Time, except that the representations and warranties of Actagene in this Agreement shall survive beyond the Effective Time until the one (1) year anniversary of the Effective Date (“Termination Date”). On the Termination Date, the indemnification obligations of the Principal Actagene Stockholders shall lapse, except to the extent that a claim for indemnification has been properly asserted by Ignyta prior to the Termination Date that is still in process of resolution pursuant to the claims procedures set forth in the Indemnification Agreement. No new claims may be brought for indemnification pursuant to this Agreement or the Indemnification Agreement after the Termination Date.

Section 7.3 Sole Remedy. Other than fraud, the sole remedy available to Ignyta or any other person for breaches of this Agreement shall be limited to the rights set forth in this Article VII and the Indemnification Agreement. The maximum aggregate amounts payable by the Principal Actagene Stockholders for any and all Losses arising out of, or in connection with, this Agreement, any agreement contemplated hereby, any certificate, any other document delivered, or any of the transactions contemplated hereby, shall be satisfied in full by the surrender of Ignyta Common Stock as set forth in the Indemnification Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of Actagene or Ignyta:

(a) by mutual written consent of Actagene and Ignyta;

(b) by Actagene or Ignyta, as applicable, if (i) any representation or warranty of the other party contained in this Agreement shall be materially inaccurate or shall have been breached in any material respect as of the date of this Agreement, or shall have become materially inaccurate or shall be breached in any material respect as of a date subsequent to the date of this Agreement (as if made on such subsequent date) or (ii) any of the covenants or obligations of such other party contained in this Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in or breach of any representation or warranty of such party as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by such party is curable during the ten (10) business day period commencing on the date such party becomes aware of such breach, then Actagene or Ignyta, as applicable, may terminate this Agreement under this Section 8.1(b) as a result of such inaccuracy or breach only after the expiration of such ten (10) business day period; or

(c) by either Actagene or Ignyta if the Merger has not been effected on or prior to the close of business on July 1, 2013.

Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Actagene or Ignyta, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of Actagene, Ignyta or their respective officers or directors; provided, however, that nothing contained in this Section 8.2 shall relieve any Party hereto from any liability for any breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Notices. All notices and other communications shall be in writing and shall be deemed duly delivered (i) upon receipt if delivered personally; (ii) one (1) business day after it is sent by commercial overnight courier service; or (iii) upon transmission if sent via facsimile with confirmation of receipt to the Parties at the following address (or at such other address for a Party as shall be specified upon like notice:

(a)	if to Actagene, to:

Actagene Oncology, Inc.

11575 Sorrento Valley Rd., Suite 200

San Diego, CA 92121

Attention: Chief Executive Officer

Fax: (858) 369-5735

with a copy to:

Agiletic Law Group, P.C.

10935 Vista Sorrento Parkway, Suite 370

San Diego, CA 92130

Attention: Jim Cartoni, Esq.

Fax: (858) 436-1349

Tel: (858) 436-1334

(b)	if to Ignyta, to:

Ignyta, Inc.

11095 Flintkote Avenue, Suite D

San Diego, CA 92121

Attention: Chief Executive Officer

Fax: (858) 255-5960

Tel: (858) 255-5959

with a copy to:

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, CA 92130

Attention: Jay de Groot, Esq.

Fax: (858) 720-5125

Tel: (858) 720-5100

Section 9.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed by facsimile signature.

Section 9.3 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules hereto, the Actagene Schedule of Exceptions, the Indemnification Agreement and the Stockholder Letters and (a) together constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) other than as expressly provided in this Agreement, are not intended to confer upon any other Person any rights or remedies hereunder and shall not be assigned by operation of Law or otherwise without the written consent of the other Party.

Section 9.4 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal Laws of California, without regard to applicable principles of conflicts of Law. Subject to Section 9.10 below, each of the Parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the County of San Diego, California in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the Laws of the State of California for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

Section 9.6 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, captions and headings contained in this Agreement are solely for convenience of reference and shall not be used to interpret or construe this Agreement. Any references in this Agreement to “herein,” “hereto,” “herewith” or “hereunder” shall be to this Agreement as a whole. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All Parties have participated in the negotiation and review of this Agreement and no provision of this Agreement shall be construed more strictly against any Party. All remedies hereunder are cumulative, except as otherwise provided in this Agreement.

Section 9.7 Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the Party to be charged with such waiver. The failure of a Party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that Party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

Section 9.8 Waiver of Jury Trial. The Parties each hereby agree to waive their respective rights to jury trial of any dispute based on or arising out of this Agreement or any other agreement relating hereto or any dealings among them with respect to the transactions. The scope of this waiver is intended to be all encompassing of any and all Actions that may be filed in any court and that relate to the subject matter of the transactions contemplated by this Agreement, including contract claims, tort claims, breach of duty claims and all other common Law and statutory claims. The Parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on this waiver in their related future dealings. Each Party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. Notwithstanding anything to the contrary herein, this waiver is irrevocable, meaning that it may not be modified orally or in writing and the waiver shall apply to any amendments, renewals, supplements, or modifications to this Agreement or to any other documents or agreements relating hereto. In the event of an Action, this Agreement may be filed as a written consent to trial by court.

Section 9.9 Acknowledgment; Waivers of Conflict.

(a) Actagene acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement. Actagene understands that Ignyta has been represented in the preparation, negotiation and execution of this Agreement by Morrison & Foerster LLP, counsel to Ignyta for purposes of this Agreement, and that

Morrison & Foerster LLP has not represented Actagene or any stockholder, director or employee of Actagene in the preparation, negotiation and execution of this Agreement. Ignyta and Actagene each acknowledges that Morrison & Foerster LLP has in the past represented and is now or may in the future represent Ignyta or one or more stockholder, director or employee of Ignyta or their respective affiliates in matters unrelated to the transactions contemplated by this Agreement, including the representation of Ignyta or one or more stockholder, director or employee of Ignyta or their respective affiliates in matters of a nature similar to those contemplated by this Agreement.

(b) Ignyta understands that Actagene has been represented in the preparation, negotiation and execution of this Agreement by Agiletic Law Group, P.C., counsel to Actagene for purposes of this Agreement, and that Agiletic Law Group, P.C. has not represented Ignyta or any stockholder, director or employee of Ignyta in the preparation, negotiation and execution of this Agreement. Ignyta and Actagene each acknowledges that Agiletic Law Group, P.C. has in the past represented and is now or may in the future represent Ignyta or one or more stockholder, director or employee of Ignyta or their respective affiliates in matters unrelated to the transactions contemplated by this Agreement, including the representation of Ignyta or one or more stockholder, director or employee of Ignyta or their respective affiliates in matters of a nature similar to those contemplated by this Agreement. Ignyta and Actagene hereby each acknowledges that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and hereby waives any conflict arising out of such representation with respect to the matters contemplated by this Agreement.

Section 9.10 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in front of a sole arbitrator administered by the American Arbitration Association in accordance with its commercial rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator appointed under this Section 9.10 shall be qualified by education or experience in the subject matter of the submitted dispute. The place of the arbitration shall be the County of San Diego, California. The non-prevailing Party in the arbitration shall pay the fees and expenses of the arbitrator and the costs of arbitration and the enforcement of any award rendered therein, including attorney’s fees and expenses of the prevailing Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Ignyta and Actagene have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized all as of the date first written above.

IGNYTA, INC.

By:	/s/ Jonathan Lim
Print Name:	Jonathan Lim
Title:	Chief Executive Officer

ACTAGENE ONCOLOGY, INC.

By:	/s/ Patrick O’Connor
Print Name:	Patrick O’Connor
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

ANNEX A

CERTAIN DEFINED TERMS

“Acquisition Proposal” has such meaning as set forth in Section 5.2.

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Agreement” has such meaning as set forth in the preamble to this Agreement.

“Actagene” has such meaning as set forth in the preamble to this Agreement.

“Actagene Common Stock” has such meaning as set forth in the Recitals hereof.

“Actagene Financial Statements” has such meaning as set forth in Section 3.13.

“Actagene Schedule of Exceptions” means that certain document of even date herewith and delivered by Actagene to Ignyta on the date hereof which refers to the representations and warranties in this Agreement and is designated therein as the Actagene Schedule of Exceptions.

“Certificate of Merger” has such meaning as set forth in Section 2.2.

“Certificates” has such meaning as set forth in Section 2.7(a).

“CGCL” means the California General Corporate Law, as amended.

“City Hill” means City Hill Venture Partners I, LLC.

“Closing” has such meaning as set forth in Section 2.2.

“Closing Date” has such meaning as set forth in Section 2.2.

“Code” has such meaning as set forth in the Recitals hereof.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Actagene Shares” has such meaning as set forth in Section 2.8(a).

“Dissenting Ignyta Shares” means shares of Ignyta capital stock that are outstanding immediately prior to the Effective Time held by a Person who shall not have voted to adopt this Agreement and who properly exercises and perfects appraisal rights for such shares in accordance with Section 262 of the DGCL or Section 1300(b) of the CGCL, as applicable.

“Effective Time” has such meaning as set forth in Section 2.2.

“Employee Plan” with respect to any entity or group of entities means each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to by an entity and, with respect to any such plans which are subject to Section 401(a) of the Code, an ERISA Affiliate, for the benefit of any Person who performs or who has performed services for the entity or with respect to which the entity or any ERISA Affiliate has or may have any liability (including without limitation contingent liability) or obligation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

“Exchange Ratio” has such meaning as set forth in Section 2.6(a).

“FIRPTA” has such meaning as set forth in Section 6.3(d).

“FIRPTA Certificate” has such meaning as set forth in Section 6.3(d).

“GAAP” has such meaning as set forth in Section 3.13.

“Governmental Body” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Ignyta” has such meaning as set forth in the preamble to this Agreement.

“Ignyta Common Stock” means the shares of Ignyta common stock, $0.0001 par value.

“Ignyta Preferred Stock” means the preferred stock of Ignyta, par value $0.0001 per share.

“Ignyta Series A Preferred Stock” has such meaning as set forth in Section 4.2.

“Ignyta Series B Preferred Stock” has such meaning as set forth in Section 4.2.

“Indemnification Agreement” has such meaning as set forth in Section 6.1(e).

“Information Statement” has such meaning as set forth in Section 3.23.

“Intellectual Property Rights” means any rights arising under the Laws (whether statutory or common law) of the United States or any other jurisdiction with respect to patents, copyrights, trademarks, mask works, trade secrets, data bases or domain names law or any similar, corresponding or equivalent rights with respect to any of the foregoing, wherever arising.

“Knowledge” means the actual knowledge or awareness of the applicable party’s officers.

“Law” has such meaning as set forth in Section 5.1.

“Losses” has such meaning as set forth in Section 7.1.

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“Material Adverse Effect” means, when used with respect to Ignyta or Actagene, as the case may be, any event, change or effect that, individually or in the aggregate, has had, or is reasonably likely to have a material adverse effect on the properties, assets, liabilities or financial condition of such entity.

“Material Agreement” has such meaning as set forth in Section 3.11(e).

“Merger” has such meaning as set forth in the Recitals hereof.

“Merger Consideration” has such meaning as set forth in Section 2.6.

“Merging Corporations” means Actagene and Ignyta, collectively.

“Party” or “Parties” has such meaning as set forth in the preamble to this Agreement.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Body or other entity.

“Principal Actagene Stockholders” shall mean City Hill and Patrick O’Connor.

“Required Actagene Stockholder Approval” means the unanimous approval of all of Actagene’s stockholders.

“Required Ignyta Stockholder Approval” means the approval of at least a majority of each of the issued and outstanding (i) Ignyta Common Stock, (ii) Ignyta Series A Preferred Stock and Ignyta Series B Preferred Stock (voting together as a single class) and (iii) capital stock of Ignyta (voting together as a single class); provided, however, that any and all shares of the capital stock of Ignyta that are held or controlled by a holder of shares of Actagene Common Stock (including, without limitation City Hill or its affiliates) shall be disregarded for purposes of determining the foregoing approvals.

“Restated Ignyta Certificate” means the amended and restated certificate of incorporation of Ignyta that is attached to the Certificate of Merger.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder Agreements” has such meaning as set forth in Section 6.3(e).

“Surviving Corporation” has such meaning as set forth in Section 2.1.

“Tax” means all taxes and fees, assessments or charges of a similar nature imposed by any Governmental Body, including without limitation, income, gross receipts, corporate franchise, stamp, escheat, capital, capital gains, transfer, sales, and use, license, severance, excise, employment (including unemployment compensation contributions), withholding, payroll, ad valorem, alternative or add-on minimum, and estimated taxes, whether disputed or not, together with any penalties, additions to tax or additional amounts arising with respect to the foregoing or the obligation to file Tax Returns, and any interest on any of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement in connection with the determination of or liability for any Tax that is required to be filed or actually filed with a Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

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“Taxing Authority” means a Governmental Body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Technology” means all information related to, constituting or disclosing, and all tangible copies, implementations and embodiments in any media of, technology, including all know-how, show-how, techniques, trade secrets, inventions (whether or not patented or patentable), ideas, concepts, designs, algorithms, routines, software, files, databases, works of authorship, methods or processes.

“Termination Date” has such meaning as set forth in Section 7.2.

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